Exhibit 99.1

[Oxford Letterhead]

February 14, 2006

Mr. Bob Jakobs

Director of Finance

Icagen, Inc.

4222 Emperor Blvd.

Suite 350

Durham, NC 27703

Dear Bob,

This is to notify you that Oxford Finance Corporation has approved Icagen’s request for a credit line expansion good through December 31, 2006 under the same terms and conditions of the original proposal executed on December 20, 2001. The expansion will be changed to reflect current treasury-bill constant maturity rates as of February 13, 2006. This is to accommodate your anticipated funding of $1,000,000 worth of capital expenditures through December 31, 2006. If you need to increase this amount, or if you have any questions or concerns about this expansion, please do not hesitate to contact me directly.

Sincerely,

/s/ Chad D. Norman

Chad D. Norman

Business Development Officer